Exhibit 10.30

ANNUAL DIRECTOR GRANT

IMMUNOMEDICS, INC.

RESTRICTED STOCK UNIT ISSUANCE AGREEMENT

RECITALS

A. The Plan is to designed to provide equity incentives to selected Employees, non-employee Board members and consultants and other independent advisors in order to attract and retain their services for the Corporation (or any Parent or Subsidiary).

B. The Participant is a non-employee Board member to whom an equity incentive award is to be made pursuant to the Automatic Grant Program under the Plan.

C. All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Restricted Stock Units. The Participant is hereby awarded, as of the Award Date, Restricted Stock Units under the Automatic Grant Program. Each Restricted Stock Unit represents the right to receive one share of Common Stock on the vesting date of that Unit. The number of shares of Common Stock subject to the awarded Restricted Stock Units, the applicable vesting schedule for those shares, the dates on which those vested shares shall become issuable to the Participant and the remaining terms and conditions governing the award (the “Award”) shall be as set forth in this Agreement.

AWARD SUMMARY

Award Date:	200

Number of Shares Subject to Award:	__ shares of Common Stock (the “Shares”)

Vesting Schedule:	The Shares shall vest upon the earlier of (i) the Participant’s completion of one year of service as a member of the Board measured from the Award Date or (ii) the Participant’s continuation in such Board service through the day immediately preceding the next annual stockholders meeting following the Award Date. However, the Shares will be subject to accelerated vesting pursuant to the provisions of Paragraph 5 of this Agreement.

2. Limited Transferability. Prior to the actual issuance of the Shares which vest hereunder, the Participant may not transfer any interest in the Award or the underlying Shares, except to the limited extent otherwise provided in this Paragraph 2. Any Shares which vest hereunder but which otherwise remain unissued at the time of the Participant’s death may be transferred pursuant to the provisions of the Participant’s will or the laws of inheritance or to the Participant’s designated beneficiary or beneficiaries of this Award. The Participant may also direct the Corporation to issue the stock certificates for any Shares which in fact vest and become issuable under the Award during his or her lifetime to one or more designated Family Members or a trust established for the Participant and/or his or her Family Members. The Participant may make such a beneficiary designation or certificate directive at any time by filing the appropriate form with the Plan Administrator or its designee.

3. Cessation of Service. Should the Participant cease service as a Board member for any reason prior to vesting in one or more Shares subject to this Award, then the Award will, except to the extent the special vesting acceleration provisions of Paragraph 5 (b) are otherwise applicable, be immediately cancelled with respect to those unvested Shares, and the number of Restricted Stock Units will be reduced accordingly. The Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units.

4. Stockholder Rights and Dividend Equivalents

(a) The holder of this Award shall not have any stockholder rights, including voting or dividend rights, with respect to the Shares subject to the Award until the Participant becomes the record holder of those Shares following their actual issuance.

(b) Notwithstanding the foregoing, should any dividend or other distribution payable other than in shares of Common Stock, whether regular or extraordinary, be declared and paid on the outstanding Common Stock while one or more Shares remain subject to this Award (i.e., those Shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then a special book account shall be established for the Participant and credited with a phantom dividend equivalent to the actual dividend or distribution which would have been paid on those Shares had they been issued and outstanding and entitled to that dividend or distribution. As the Shares subsequently vest hereunder, the phantom dividend equivalents credited to those Shares in the book account shall be distributed to the Participant (in cash or such other form as the Plan Administrator may deem appropriate in its sole discretion) concurrently with the issuance of the vested Shares to which those phantom dividend equivalents relate.

5. Special Vesting Acceleration.

(a) Should a Change in Control or Hostile Take-Over occur during the Participant’s period of service as a Board member, then the Restricted Stock Units at the time subject to this Award will vest immediately prior to (i) the closing of such Change in Control or (ii) the effective date of such Hostile Take-Over. The Shares subject to those vested units will be issued immediately upon such vesting (or otherwise converted into the right to receive the same consideration per share of Common Stock payable to the other stockholders of the Corporation in consummation of the Change in Control transaction).

(b) Should the Participant cease service as a Board member by reason of death or Permanent Disability, then the Restricted Stock Units at the time subject to this Award will vest immediately, and the Shares subject to those vested units will be issued on such vesting date or within 30 days following such vesting date.

(c) This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

6. Adjustment in Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration or should any spin-off of one or more Subsidiaries result in a substantial reduction in the Fair Market Value per share of the outstanding Common Stock, appropriate adjustments shall be made to the total number and/or class of securities issuable pursuant to this Award in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

7. Issuance of Shares of Common Stock. On the applicable date on which the Shares vest in accordance with the terms of this Agreement or within 30 days following such vesting date, the Corporation shall issue to or on behalf of the Participant a certificate (which may be in electronic form) for the shares of Common Stock which vest on that date and shall concurrently distribute to the Participant any phantom dividend equivalents with respect to those Shares. In no event, however, shall such issuance occur later than the later of (i) the end of the calendar year in which the applicable vesting date occurs or (ii) the fifteenth (15th) day of the third (3rd) calendar month following such vesting date.

8. Compliance with Laws and Regulations. The issuance of shares of Common Stock pursuant to the Award shall be subject to compliance by the Corporation and the Participant with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Common Stock may be listed for trading at the time of such issuance.

9. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address indicated below the Participant’s signature line on this Agreement. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

10. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to that State’s conflict-of-laws rules.

11. Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and the Participant, the Participant’s assigns, the legal representatives, heirs and legatees of the Participant’s estate and any beneficiaries of the Award designated by the Participant.

12. Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. This Agreement shall be construed in conformity with the terms of the Plan.

13. No Impairment of Rights. Nothing in this Agreement shall interfere with or otherwise restrict in any way the rights of the Corporation and the Corporation’s stockholders to remove the Participant from the Board at any time in accordance with the provisions of applicable law.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

IMMUNOMEDICS, INC.

By:

Title:

PARTICIPANT

Signature:

Address:

APPENDIX A

DEFINITIONS

The following definitions shall be in effect under the Agreement:

A. Agreement shall mean this Restricted Stock Unit Issuance Agreement.

B. Automatic Grant Program shall mean the automatic grant program for non-employee Board members in effect under Article Four of the Plan.

C. Award shall mean the award of restricted stock units made to the Participant pursuant to the terms of this Agreement.

D. Award Date shall mean the date the restricted stock units are awarded to the Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.

E. Board shall mean the Corporation’s Board of Directors.

F. Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

(i) a merger, consolidation or other reorganization approved by the Corporation’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction, or

(ii) a stockholder-approved sale, transfer or other disposition (including in whole or in part through one or more licensing arrangements) of all or substantially all of the Corporation’s assets, or

(iii) the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Corporation or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Corporation) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Corporation’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Corporation or the acquisition of outstanding securities held by one or more of the Corporation’s existing shareholders.

G. Code shall mean the Internal Revenue Code of 1986, as amended.

H. Common Stock shall mean shares of the Corporation’s common stock.

I. Corporation shall mean Immunomedics, Inc., a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of Immunomedics, Inc. which shall by appropriate action adopt the Plan.

J. Family Member shall mean any of the following members of the Participant’s family: any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.

K. Hostile Take-Over shall mean a change in ownership or control of the Corporation effected through either of the following transactions:

(i) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination, or

(ii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s shareholders which the Board does not recommend such shareholders to accept.

L. 1934 Act shall mean the Securities Exchange Act of 1934, as amended from time to time.

M. Participant shall mean the non-employee Board member to whom the Award is made pursuant to the Agreement.

N. Permanent Disability shall mean the inability of the Participant to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

O. Plan shall mean the Corporation’s 2006 Stock Incentive Plan, as amended and restated.